Exhibit 10.4

SECURITY CONTROL AGREEMENT

This agreement (the “Agreement”) is made this 15th day of June, 2025 (“Effective Date”), by and among QIA Industrials Holding, LLC, a Qatari limited liability company (“Foreign Shareholder”); BETA Technologies, Inc., a Delaware corporation (the “Company”) and the U.S. Department of Defense (“DoD”), all of the above collectively the “Parties.”

RECITALS

WHEREAS, the Company is duly organized and existing under the laws of the State of Delaware and has an authorized capital of (i) 35,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of which 5,840,647 shares are issued and outstanding, (ii) 1,332,277 shares of Super Voting Stock, par value $0.0001 per share (the “Super Voting Stock”), all of which are issued and outstanding, (iii) 5,020,952 shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), all of which are issued and outstanding, (iv) 480,307 shares of Series A-1 Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”), all of which are issued and outstanding, (v) 1,584,493 shares of Series A-2 Preferred Stock, par value $0.0001 per share (the “Series A-2 Preferred Stock”), all of which are issued and outstanding, (vi) 1,703,958 shares of Series A-3 Preferred Stock, par value $0.0001 per share (the “Series A-3 Preferred Stock”), all of which are issued and outstanding, (vii) 4,846,370 shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), of which 3,982,998 shares are issued and outstanding, and (viii) 3,480,442 shares of Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock” of which 2,837,312 shares are issued and outstanding, and together with the Common Stock, Super Voting Stock, Series A Preferred Stock, the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock and the Series B Preferred Stock, the “Shares”), of which 22,782,944 shares are issued and outstanding; and

WHEREAS, the Foreign Shareholder owns 873,591 of the Shares; and

WHEREAS, U.S. controlled entities and individuals (the “U.S. Owners”), directly or through subsidiaries, own a majority of the Shares;

WHEREAS, the National Industrial Security Program Operating Manual Rule (“NISPOM Rule”), 32 C.F.R. Part 117, requires mitigation of the risks of foreign ownership, control or influence (“FOCI”) in order for a company to maintain eligibility for a facility security clearance (as defined in the NISPOM Rule); and

WHEREAS, the Company’s business consists of the development and production of electric vertical and electric conventional takeoff and landing aircraft as well as electric charging hardware and infrastructure, which includes the performance of work for various agencies of the U.S. Government, including, without limitation, the DoD, which requires the Company to have a facility security clearance; and the rendering of industrial security services by the Defense Counterintelligence and Security Agency (“DCSA”) as may be applicable for DoD and other U.S. government agencies pursuant to NISPOM Rule § 117.7(k); and

WHEREAS, the DoD will not grant or continue the facility security clearance(s) of the Company and its wholly owned subsidiaries without, at a minimum and without limitation, the Parties’ execution and compliance with the provisions of this Agreement, the purpose of which is to reasonably and effectively deny the Affiliates, as defined below, unauthorized access to classified information (as that phrase is defined in the NISPOM Rule) and other information that is the subject of U.S. export control laws and regulations (“Export Controlled Information”) and influence over the Company’s business or management in a manner that could result in the compromise of classified information or could adversely affect the performance of contracts pursuant to which access to classified information may be required. As used herein, the term “Affiliates” means (a) the Foreign Shareholder and (b) each entity that directly or indirectly controls the Foreign Shareholder, is directly or indirectly controlled by the Foreign Shareholder, or is directly or indirectly under common control with the Foreign Shareholder. An entity that is subject to a controlling interest of the Foreign Shareholder but operates under a DCSA FOCI mitigation agreement will not be considered an Affiliate for purposes of this Agreement so long as the entity’s FOCI mitigation agreement remains in effect. The term “Affiliates” also shall not include the Government of Qatar or any instrumentality thereof or other entity that is not controlled by the Foreign Shareholder. For purposes of this Agreement, the term “control” and similar usages (e.g., “controls,” “controlling,” and “controlled by”) refers to an ownership interest in any entity of more than fifty percent (50%) of the voting securities having the right to vote in the election of directors. In case of doubt, the Committee on Foreign Investment in the United States (“CFIUS”) Mitigation is not a FOCI mitigation agreement as that term is used herein; and

WHEREAS, DCSA has determined that the provisions of this Agreement are necessary to enable the United States to protect itself against the unauthorized disclosure of information relating to the national security; and

WHEREAS, the Company has agreed to establish a formal organizational structure, policies and procedures to ensure the protection of classified information and Export Controlled Information entrusted to it and to place the responsibility therefor with a committee of its Board of Directors (the “Company Board”) to be known as the Government Security Committee, all as hereinafter provided; and

WHEREAS, the Parties agree that control of the Company should be vested in the Company Board; and

WHEREAS, the Parties have agreed that management control of the defense and technology security affairs and classified contracts of the Company should be vested in resident citizens of the United States who have DoD personnel security clearances (as defined in the NISPOM Rule); and

WHEREAS, each Affiliate that is a Party to this Agreement, by its authorized representative, hereby affirms that: (a) it will not seek access to or accept classified information or Export Controlled Information entrusted to the Company, except as permissible under the NISPOM Rule and applicable U.S. Government laws and regulations; (b) it will not attempt to control or adversely influence the Company’s performance of classified contracts and participation in classified programs; and (c) except as expressly authorized by this Agreement, its involvement (individually and collectively) in the business affairs of the Company shall be limited to participation in the deliberations and decisions of the Company Board and authorized committees thereof; and

WHEREAS, in order to meet DoD’s national security objectives in the matter of the Company’s facility security clearance(s) and to further the Company’s business objectives, the Parties intend to be bound by the provisions of this Agreement.

NOW THEREFORE, it is expressly agreed by and among the Parties that this Agreement is hereby created and established subject to the following terms and conditions to which all of the Parties expressly assent and agree:

ORGANIZATION

ARTICLE I

MANAGEMENT OF THE COMPANY’S BUSINESS

1.01 Composition of the Company’s Board of Directors. The composition of the Company Board will be determined by the Company’s shareholders in accordance with applicable law and this Agreement. During the term of this Agreement, the Company Board:

(a) must include a minimum of one person meeting the qualifications set forth in NISPOM Rule § 117.11(f) (each an “Outside Director”);

(b) may include one or more cleared officers of the Company (each an “Officer Director”);

(c) must include a number of Outside Directors that equals or exceeds the number of Inside Directors; provided that, for purposes of this Agreement, the term “Inside Director” means a member of the Company Board who is not an Officer Director, an Outside Director as those terms are defined herein, or otherwise appointed to the Company Board by the U.S. Owners; provided that any Corporate director who is also a significant shareholder, director, officer, employee, agent or representative of any Affiliate, as that term is defined herein, is deemed to be an Inside Director;

(d) may consist of a combination of Outside Directors, Inside Directors, Officer Directors, and other persons not otherwise fitting the defined director categories (e.g., directors appointed by the U.S. Owners);

(e) must not have an Inside Director as the Company’s Chairman of the Board; and, except as specifically provided herein;

(f) must be composed of persons serving on the Company Board who are possessed with and capable of exercising all of the rights, powers, privileges, immunities and duties conferred or imposed upon such persons by applicable statutes and regulations, and by the Company’s charter and governing documents; provided that, each Outside Director and each Officer Director perform his or her duties, including fiduciary duties, in good faith and in a manner believed to be: (i) in the U.S. national interest; (ii) where not inconsistent with the U.S. national interest, in the best interests of th Company and the Company’s shareholders in accordance with the laws of the Delaware to the extent that any such state law is not preempted by this Agreement; and (iii) with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances (such standard is referred to herein as “Best Efforts”).

1.02 Actions by the Company Board.

(a) No action may be taken by the Company Board or any committee thereof, in the absence of a quorum, as defined below.

(b) A majority of the Company Board, including at least one Outside Director, shall be necessary to constitute a quorum. Where the Company Board is composed, in its entirety, of an even number of members and a quorum consists of all the members of the Company Board, then the Chairman of the Board shall have the authority to cast the deciding vote in case of a tie among the members. With respect to the Government Security Committee (see Section 7.01 below), a majority of the committee shall be necessary to constitute a quorum. With respect to all other standing committees of the Company Board, including the Compensation Committee (see Section 8.01 below), a majority of each such committee, including at least one Outside Director shall be necessary to constitute a quorum.

ARTICLE II

LIMITATIONS ON THE COMPANY BOARD AND DISCLOSURE OF INVESTOR PROTECTIONS

2.01 Investor Protections. An “Investor Protection” means a legally enforceable right to:

(a) prevent the merger, consolidation, reorganization, or dissolution of the Company; the liquidation, sale or pledge of all or substantially all of the assets of the Company; or a voluntary filing for bankruptcy or liquidation;

(b) purchase additional shares in the Company to prevent the dilution of an investor’s pro rata interest in the Company in the event that the Company issues new shares;

(c) prevent the change of existing legal rights or preferences of the shares, as provided in the Company’s charter documents; and

(d) prevent the amendment of the Company’s charter documents with respect to the matters described in (a) through (c) of this paragraph.

2.02 Company Board Actions, Shareholder Consent. Nothing in this Agreement authorizes the Company Board to initiate any action to terminate this Agreement, except as provided in Section 16.01, or to take any action inconsistent with an Investor Protection without the prior written consent of the Company’s relevant shareholders (e.g., those shareholders having a relevant Investor Protection).

2.03 Extraordinary Shareholder Rights Superseded. Extraordinary shareholder rights, if any, of the Affiliates other than one or more Investor Protections are superseded by this Agreement for the duration of this Agreement without prior written consent of DCSA Entity Vetting Division and the Government Security Committee (“GSC”) voting unanimously. Investor Protections are not created by this Agreement; however, if any Investor Protection exists, it is not superseded by this Agreement.

ARTICLE III

QUALIFICATION, APPOINTMENT, AND REMOVAL OF DIRECTORS; BOARD VACANCIES

3.01 Company Board Requirements. During the period that this Agreement is in force, the Company Board shall be composed as provided in Section 1.01 above, and its members shall meet the following additional requirements:

(a) each Officer Director and Outside Director shall be a resident citizen of the United States and have or be eligible to have DoD personnel security clearances at the level of the Company’s facility security clearance;

(b) each Outside Director shall have been approved by DCSA as satisfying the appropriate DoD personnel security requirements and the applicable provisions of this Agreement; and

(c) each Inside Director, in his or her capacity as director of the Company, shall not have a DoD personnel security clearance, regardless of his or her citizenship, and he or she shall be formally excluded from access to classified information by resolution of the Company Board.

3.02 The Company’s shareholders, may remove any member of the Company Board for any reason permitted by the provisions of applicable state law or the Company’s Certificate of Incorporation or bylaws, provided that:

(a) the removal of an Outside Director shall not become effective until: (i) that director, the Company, and DCSA have been notified; (ii) DCSA has provided written notice stating no objection; and (iii) a successor who is qualified to become an Outside Director within the terms of this Agreement has been nominated by the Company and approved by DCSA;

(b) the Company, through its Facility Security Officer (i.e., “FSO”), shall provide written notice to DCSA of the shareholder’s intention to remove an Outside Director at least twenty (20) days prior to the proposed removal date, except as noted in Section 3.02.c. below; and

(c) notwithstanding the foregoing, if immediate removal of an Outside Director is deemed necessary to prevent the actual or possible violation of any statute or regulation, or actual or possible damage to the Company, the Outside Director may be removed at once, provided that DCSA shall be notified in writing prior to or concurrently with such removal.

3.03 Vacancy on the Company Board. In the event of any vacancy on the Company Board, however occurring, the Company shall give prompt notice of such vacancy to the Foreign Shareholder and DCSA, through its FSO, and such vacancy shall be filled promptly by the shareholders. In a case of vacancy of an Outside Director position, such vacancy shall not exist for a period of more than ninety (90) days after that Outside Director’s resignation, death, disability or removal unless DCSA is notified of the delay.

3.04 Departing Director. Except as provided by this section, the obligation of a director to abide by and enforce this Agreement shall terminate when the director leaves office, but nothing herein shall relieve the departing director of any responsibility that the director may have, pursuant to the laws and regulations of the United States, not to disclose classified information or Export Controlled Information obtained during the course of the director’s service on the Company Board, and such responsibility shall not terminate by virtue of the director leaving office. The Company’s FSO shall advise the departing director of such responsibility when the director leaves office, but the failure of the FSO to so advise the director shall not relieve the director of such responsibility.

ARTICLE IV

INDEMNIFICATION OF OUTSIDE DIRECTORS

4.01 Obligations of Outside Directors. Each Outside Director in his or her capacity as a director of the Company shall vote and act on all matters in accordance with his or her Best Efforts.

4.02 Indemnification of Outside Directors. The Company shall indemnify and the Company and the Foreign Shareholder shall hold harmless each Outside Director from any and all claims arising from, or in any way connected to, his or her performance as a director of the Company under this Agreement except for his or her own individual gross negligence or willful misconduct. To the extent permitted by law, the Company shall advance fees and costs incurred in connection with the defense of any such claim. The Company may purchase insurance to cover this indemnification.

ARTICLE V

RESTRICTIONS BINDING ON THE COMPANY’S CONTROLLED ENTITIES

5.01 Controlled Entities. The Parties agree that the provisions of this Agreement shall apply to, and shall be binding upon, all present and future Controlled Entities. For purposes of this Agreement, the term “Controlled Entities” shall mean those subsidiary corporations (as defined in the NISPOM Rule) and other companies in which the Company owns a controlling interest, either directly or indirectly through the Company’s ownership interest in intermediate companies as determined by DCSA. The Company hereby agrees to undertake any and all measures and provide such authorizations as may be necessary to effectuate this requirement. The sale of, or termination of the Company’s control over, any such subsidiary or controlled company shall terminate the applicability to it of the provisions of this Agreement.

5.02 DCSA Notification of Newly Formed and Acquired Controlled Entities. If the Company proposes to form a new Controlled Entity, or to acquire a Controlled Entity, it shall give written notice to DCSA and shall advise DCSA immediately upon consummation of such formation or acquisition.

5.03 Applicability of Agreement to Newly Formed and Acquired Controlled Entities. It shall be a condition of each such formation or acquisition, discussed in Section 5.02 above, that all security measures applicable to the Company as required by this Agreement, including without limitation the security measures described in Articles VII and XI, shall apply to each Controlled Entity immediately upon consummation of such formation or acquisition, and that the Company and the subsidiary or controlled company shall execute a document agreeing that such company shall be bound thereby. A copy of said executed document shall be forwarded to DCSA.

5.04 Currently Controlled Entities. A document such as described in Section 5.03 above shall also be executed and submitted to DCSA within forty-five (45) days of the execution of this Agreement for each applicable Controlled Entity.

5.05 Third-Party Beneficiaries. Compliance with this Article V shall not confer the benefits of this Agreement on the affected companies. Those companies shall not be entitled to receive a facility security clearance, nor shall they be entitled to access classified information, to perform on classified contracts or to participate in classified programs pursuant to this Agreement, solely by virtue of their legal relationship with the Company or by their execution of the documents referred to in Sections 5.03 and 5.04 above.

5.06 U.S. Owners as Parents. Anytime a parent-subsidiary relationship exists between the U.S. Owners and the Company, the facility clearance and exclusion requirements of NISPOM Rule § 117.9(j) will apply notwithstanding anything in this Agreement.

OPERATION

ARTICLE VI

OPERATION OF THIS AGREEMENT

6.01 Policies, Practices and Resolutions. The Company shall at all times maintain policies and practices to ensure the safeguarding of classified information and Export Controlled Information entrusted to it, the performance of its classified contracts, and its participation in classified programs for the U.S. Government in accordance with the DoD Security Agreement (DD Form 441 or its successor form), this Agreement, appropriate contract provisions regarding security, U.S. export control laws and regulations, and the policies duly authorized under the NISPOM Rule.

(a) The following additional protections shall be established in the charter documents and/or resolutions of the governing boards, as appropriate, of the Company, the Foreign Shareholder (and its parent companies), acknowledged as provided in Sections 6.01.a.1. and 6.01.a.2. below, and shall control the actions of the Parties during the term of this Agreement:

1. Pursuant to a resolution of the Company Board, which shall not be repealed or amended without prior approval of DCSA, the Company shall exclude the Affiliates and all of their directors, officers, employees, agents and other representatives, from access to classified information and Export Controlled Information entrusted to the Company. The above exclusion shall not, however, preclude the exchange of classified information or Export Controlled Information between the Company and an Affiliate when such exchange is permissible under the NISPOM Rule and applicable U.S. laws and regulations.

2. Pursuant to resolutions of the Foreign Shareholder’s Board of Directors, which shall not be repealed or amended without prior approval of DCSA, the Foreign Shareholder shall formally acknowledge and approve the Company’s resolution referred to in Section 6.01.a.1. above, and shall additionally resolve:

(i) to exclude all Affiliates, including itself, and all members of the Boards of Directors and all officers, employees, agents and other representatives of each of them from access to classified information and Export Controlled Information entrusted to the Company, except as expressly permitted pursuant to Section 6.01.a.1. above;

(ii) to grant the Company the independence to safeguard classified information and Export Controlled Information entrusted to it; and

(iii) to refrain from taking any action to control or influence the performance of the Company’s classified contracts or the Company’s participation in classified programs.

(b) The Foreign Shareholder’s corporate parent, the Qatar Investment Authority, the State of Qatar’s sovereign wealth fund shall formally acknowledge and approve the Company resolution referenced in 6.01.a.1 above and the resolutions from the Foreign Shareholder referenced in 6.01.a.2. above.

ARTICLE VII

GOVERNMENT SECURITY COMMITTEE

7.01 GSC Established. There must be established a permanent committee of the Company Board, to be known as the “Government Security Committee” (i.e., “GSC”), consisting of each Outside Director and Officer Director, if any. The GSC must cause the Company to maintain policies and procedures to safeguard classified information and Export Controlled Information entrusted to the Company and to ensure that the Company complies with the DoD Security Agreement (DD Form 441 or its successor form), this Agreement, appropriate contract provisions regarding security, U.S. export control laws and regulations, and the NISPOM Rule. The provisions of this Article VII must be set forth in the relevant place within the Company’s charter documents.

7.02 GSC Chairman. The GSC must designate an Outside Director to serve as Chairman of the GSC.

7.03 GSC Secretary. The Chairman of the GSC must designate a member to be the Secretary of the GSC. The Secretary’s responsibilities shall include ensuring that all records, journals and minutes of GSC meetings and other documents sent to or received by the GSC are prepared and retained for inspection by DCSA.

7.04 GSC Performance Standards. The members of the GSC must exercise their Best Efforts to ensure the implementation within the Company of all procedures, organizational matters and other aspects pertaining to the security and safeguarding of classified information and Export Controlled Information called for in this Agreement, including the exercise of appropriate oversight and monitoring of the Company’s operations to ensure that the protective measures contained in this Agreement are effectively maintained and implemented.

7.05 Facility Security Officer. An FSO must be appointed by the Company as the principal advisor to the GSC concerning the safeguarding of classified information. The FSO’s responsibilities must also include the operational oversight of the Company’s compliance with the requirements of the NISPOM Rule. The Chairman of the GSC must provide advice and consent in selecting and retaining the FSO. The Company must therefore provide advanced notice to the Chairman of the GSC regarding its intention to remove the FSO from his or her position and is not permitted to remove the FSO without the advice and consent of the Chairman of the GSC.

7.06 Technology Control Officer. With the advice and consent of the Chairman of the GSC, the Company must appoint a “Technology Control Officer” (i.e., “TCO”). The TCO must report to the GSC as its principal advisor concerning the protection of Export Controlled Information. The TCO must establish and administer all Company procedures for the prevention of unauthorized disclosure or export of Export Controlled Information and compliance with the requirements of U.S. export control laws and regulations.

7.07 Compliance Program. In addition to the general security procedures referenced in Section 7.01, the GSC must cause the Company to implement a detailed FOCI compliance program to include the following:

(a) Technology Control Plan. The GSC must cause the Company to develop and implement a “Technology Control Plan” (i.e., “TCP”), as defined in the NISPOM Rule. The GSC may establish the Company’s policy regarding the TCP. The TCP must prescribe measures to prevent the unauthorized disclosure or export of Export Controlled Information consistent with applicable U.S. laws and regulations.

(b) Electronic Communications Plan. The GSC must cause the Company to take necessary action, and maintain oversight to provide assurance to itself and DCSA that electronic communications between the Company and its subsidiaries and the Affiliates do not disclose classified information or Export Controlled Information without proper authorization. Accordingly, the GSC must establish written policies and procedures known as an “Electronic Communications Plan” (i.e., “ECP”). The ECP must also provide assurance that electronic communications are not used by any of the Affiliates to exert influence or control over the Company’s business or management in a manner that could adversely affect the performance of classified contracts. As used in this Agreement, the term “electronic communications” is defined broadly to mean any transfer of information, data, signs, signals, writing, images, sounds, or intelligence of any nature including that transmitted in whole or in part by wire, radio cable, or other like connection, or by electromagnetic, photo-electronic, photo-optical, electronic, mechanical or other device or system. Any such transfer may be oral, written or electronic and includes any intercepted or recorded content however acquired and whether or not intended for the recipient. Electronic communications shall also include the temporary, intermediate storage incidental to the electronic transmission thereof as well as any storage for purposes of backup protection. For clarification, common devices used to transfer electronic communications as used in this Agreement include without limitation: telephone (including teleconferences), facsimile, video (including videoconferences), internet (including Voice over Internet Protocol, instant messaging and any other web-based means), and electronic mail. The ECP must include a detailed network configuration diagram that clearly shows all communications networks and facilities used by the Company for the transmission of electronic communications, as defined herein, including without limitation, any computer equipment used for the electronic storage of such communications, and must delineate which networks will be shared and which will be protected from access by any unauthorized person including without limitation each of the Affiliates. The ECP must also include network descriptions addressing firewalls, physical and logical access controls, remote administration, monitoring, maintenance, retention, and the electrical and physical separation of systems and servers, as appropriate.

(c) Affiliated Operations Plan. The GSC must establish and maintain oversight over the Company’s Affiliated Operations Plan (i.e., “AOP”), a template is available from DCSA. The AOP is the Company’s consolidated policies and procedures, signed by the Chairman of the GSC, regarding the control of Affiliated Operations among the Company (or any of its Controlled Entities) and any of the Affiliates. The purpose of the AOP is to provide the GSC understanding of how the Company is organized, structured and financed so as to be capable of operating as a viable business entity independent from the Affiliates. The Company is not permitted to engage in Affiliated Operations that are not duly authorized and must follow the terms of the approved AOP. As used herein, “Affiliated Operations” means cooperative endeavors, regardless of whether such endeavors are administrative, operational or commercial, performed directly or through third-party service providers, all of which are more specifically categorized and described below. In the Company’s Annual Compliance Report described in Article 9, the GSC must certify the effective execution the terms of the Affiliated Operations as described in the AOP and that the Affiliated Operations do not circumvent the requirements of this Agreement. Company through its FSO must submit and update as necessary its AOP to DCSA for review. Specific approval responsibilities and requirements are as follows:

1. Shared Employees. Shared employees are a category of Affiliated Operations where (i) Affiliate personnel are assigned to work in whole or in part in support or on behalf of the Company or any Controlled Entity whether or not performance is governed by the terms of a relevant agreement among the affiliated companies or (ii) persons employed by the Company (or any Controlled Entity) are assigned to work in whole or in part in support or on behalf of any Affiliate whether or not performance is governed by the terms of relevant agreement among the affiliated companies. Shared Employees are not permitted prior to DCSA approval of a corresponding AOP.

2. Shared Third-Party Services. Shared third-party services are a category of Affiliated Operations where to the knowledge of the Company a service (e.g., a professional service such as accounting, legal, tax, information technology, or business consulting) will be provided by a third party service provider to both the Company (or any of its Controlled Entities) and any Affiliate. Subject to DCSA review, approval by a majority of the GSC is sufficient to authorize a third party shared service if it does not involve a conflict of interest and will not adversely affect the Company’s ability to comply with this Agreement. In addition, the GSC must include a description of the third party shared services approved in this manner in the Company’s AOP within ten (10) days of its decision and provide the same to DCSA. DCSA in its sole discretion may require the GSC to rescind any approval made under this paragraph if DCSA determines that a conflict of interest or adverse effect on the Company’s ability to comply with the security measures required by this Agreement is reasonably likely and insufficiently mitigated. DCSA review under this paragraph will normally consider separate engagement letters, separate projects and the like as mitigating factors.

3. Commercial Arrangements. Commercial Arrangements are a category of Affiliated Operations that includes commercially arm’s length transactions in the form of contracts and subcontracts, joint research, development, marketing or other type of teaming arrangement between the Company (or any Controlled Entity) and any Affiliate. Prior to any Commercial Arrangements, the GSC must approve the Commercial Arrangements by majority vote. In addition, the GSC must include a description of the Commercial Arrangements approved in this manner in the Company’s AOP within ten (10) days of its decision and provide the same to DCSA.

4. Other Shared Services and Products. The term Affiliated Operations also includes that category of valuable products or services provided other than in a Commercial Arrangement by an Affiliate to the Company (or any of its Controlled Entities) or by the Company (or any of its Controlled Entities) to any Affiliate. Other Shared Services and Products are not permitted prior to DCSA approval of a corresponding AOP.

5. Affiliate Technology. Anytime the Company (or any of its Controlled Entities) will use technology products or services of an Affiliate in performance on contracts requiring access to classified information, the Company’s management shall notify each applicable Government Contracting Activity (i.e., “GCA”), as that term is defined in the NISPOM Rule, regarding the applicable technology products or services provided under the contract. The Company must include this notification as an addendum to the AOP. In the event that a GCA elects to not receive such notification, the Company must include the GCA’s written statement opting out of notification as an addendum to the AOP.

(d) Facility Location Plan. The Company must not permit its facilities and personnel to be collocated with the facilities and personnel of the Affiliates. The Company must seek prior written DCSA approval of a Facility Location Plan, which means a description of the location of each of the facilities of the Company and closely located Affiliate facilities. Where DCSA determines appropriate, DCSA shall request and the Company shall provide maps and floor plans showing where employees occupy space in each facility. DCSA approval of the Company’s plan shall not be determined solely on the physical proximity of the facilities. DCSA may approve a plan involving facilities that are closely located. It shall be a reasonable expectation of the Parties that any DCSA review under this paragraph will be primarily concerned with physical proximity that in DCSA’s sole determination is likely to degrade the Company’s ability to comply with the security measures required by this Agreement.

7.08 Closed Sessions. Discussions of classified information and Export Controlled Information by the GSC must be held in closed sessions and in accordance with applicable security requirements related to the classification level of the information discussed. Minutes of such meetings shall be recorded and safeguarded in accordance with applicable information security requirements and made available only to such authorized individuals as are so designated by the GSC.

7.09 DCSA Briefings. Upon taking office, the GSC members, the FSO and the TCO must be available for briefing by a DCSA representative on their responsibilities under the NISPOM Rule, U.S. export control laws and regulations and this Agreement.

7.10 GSC, FSO and TCO Obligations and Certification.

(a) Obligations. Each member of the GSC, the FSO and the TCO must exercise his or her Best Efforts to ensure that all provisions of this Agreement are carried out; that the Company’s directors, officers, employees, representatives and agents comply with the provisions of this Agreement; and that DCSA is advised of any known violation of, or known attempt to violate, any provision of this Agreement, appropriate contract provisions regarding security, U.S. export control laws and regulations, and the NISPOM Rule.

(b) Certifications. Each member of the GSC must execute for delivery to DCSA, upon accepting his or her appointment and thereafter at each annual meeting between the GSC and DCSA, as established by this Agreement, a certificate acknowledging: (1) the protective security measures taken by the Company to implement this Agreement; and (2) that the U.S. Government has placed its reliance on him or her as a U.S. citizen and as the holder of a personnel security clearance to exercise his or her Best Efforts to ensure compliance with the terms of this Agreement and the NISPOM Rule. Each member of the GSC must further acknowledge his or her agreement to be bound by and to accept his or her responsibilities under this Agreement.

7.11 Cleared Officer Obligations and Certification. Pursuant to NISPOM Rule § 117.9(d)(1), DCSA may require persons occupying official positions at the Company to be granted personnel security clearances or be excluded from classified access. The GSC shall require that each such officer of the Company with a personnel security clearance exercise his or her Best Efforts to ensure that the terms and conditions of this Agreement are complied with by the Parties and, upon the Effective Date and annually thereafter, that each such officer execute a certificate for delivery to DCSA: (a) acknowledging the protective security measures taken by the Company to implement this Agreement; and (b) acknowledging that the U.S. Government has placed its reliance on him as a resident U.S. citizen, and as a holder of a personnel security clearance, to exercise his or her Best Efforts to ensure compliance with the terms and conditions of this Agreement by the Parties.

7.12 Inside Director Obligations and Certification.

(a) Prior to and the Effective Date and on each anniversary of the Effective Date, the GSC must require each Inside Director to execute and submit to DCSA, a certificate in a form substantially identical to Attachment E attached hereto regarding his or her qualifications and responsibilities associated with this Agreement.

(b) The GSC must oversee each Inside Director’s compliance with the obligations described in Section 7.12.a. above.

ARTICLE VIII

COMPENSATION COMMITTEE

8.01 The Company shall ensure the permanent committee of the Company Board, consisting of at least one Outside Director and one Inside Director, if any, known as the Compensation Committee, or Compensation and Governance Committee, shall be responsible for reviewing the annual compensation of the Company Principals. The Compensation Committee shall review decisions by the Company’s Chief Executive Officer, concerning compensation of Company Principals. For purposes of this Agreement the term “Company Principals” means those persons who, pursuant to NISPOM Rule § 117.9(d)(1), must be granted personnel security clearances or be excluded from classified access pursuant to NISPOM Rule § 117.9(f), and at a minimum, will include each director and each incumbent officer occupying an office expressly authorized in the Company’s charter documents and any other person identified by the Company’s Government Security Committee (see Article VII above), whose determination shall be subject to review and approval of DCSA as a person occupying a position that would enable him or her to adversely affect the Company’s policies or practices in the performance of classified contracts.

ARTICLE IX

ANNUAL REVIEW AND CERTIFICATION

9.01 Annual Meeting. Representatives of DCSA, the Company’s GSC, the Company’s Chief Executive and Chief Financial Officers, the FSO, and the TCO shall meet annually to review the purpose and effectiveness of this Agreement and to establish a common understanding of its operating requirements and how they are being implemented. These meetings shall include a discussion of the following:

(a) whether this Agreement is working in a satisfactory manner;

(b) acts of compliance or noncompliance with this Agreement, the National Industrial Security Program, and other applicable U.S. laws and regulations;

(c) necessary guidance or assistance regarding problems or impediments associated with the practical application or utility of this Agreement; and

(d) whether security controls, practices or procedures warrant adjustment.

9.02 Annual Report. The Chief Executive Officer of the Company and the Chairman of the GSC shall submit to DCSA one year from the Effective Date of the Agreement and annually thereafter an implementation and compliance report, which shall be executed by all members of the GSC. Such report shall include the following information:

(a) a detailed description of the manner in which the Company is carrying out its obligations under this Agreement;

(b) a detailed description of any changes to security procedures, implemented or proposed, and the reasons for those changes;

(c) a detailed description of any acts of noncompliance, whether inadvertent or intentional, with a discussion of what steps were taken to prevent such or similar acts from occurring again in the future;

(d) a description of any changes or impending changes to any of the Company’s key management personnel, including the reasons for such changes;

(e) a statement, as appropriate, that a review of the records concerning all Visits and communications between representatives of the Company and the Affiliates has been accomplished and the records are in order;

(f) a detailed chronological summary of all transfers of classified information or Export Controlled Information, if any, from the Company to the Affiliates, accompanied by an explanation of the U.S. Government authorization relied upon to effect such transfers. Copies of approved export licenses covering the reporting period shall be made available upon request; and

(g) a discussion of any other issues that could have a bearing on the effectiveness or implementation of this Agreement, including without limitation:

(i) Any action by the Affiliates to direct or decide matters affecting the management or operations of the Company in a manner that may result in unauthorized access to classified information, adversely affect the performance of contracts pursuant to which access to classified information may be required, or otherwise undermine the U.S. national interest due to unauthorized access to critical U.S. technology, and

(ii) The identity of all foreign owner/members of the Company, if any, and the corresponding type and number of those shares (to be attached to the annual report as Schedule 1); and

(iii) The identity of all foreign creditors of the Company, if any, and the corresponding details of the debt held by those creditors (to be attached to the annual report as Schedule 2); and

(iv) The identity of all significant foreign sources of income (to be attached to the annual report as Schedule 3). Each of the persons and entities listed in Schedules 1, 2 and 3, including each of their employees, officers, directors, representatives and agents, shall not require, shall not have, and shall be effectively excluded from unauthorized access to all classified and export controlled information entrusted to or held in the custody of Company, and neither shall such persons and entities, including each of their employees, officers, directors, representatives and agents, be permitted to occupy any positions that would enable them to adversely affect the policies and practices of Company in its performance on classified contracts.

ARTICLE X

DUTY TO REPORT VIOLATIONS OF THIS AGREEMENT

10.01 The Parties to this Agreement, except DoD, agree to report promptly to DCSA all instances in which the terms and obligations of this Agreement may have been violated.

CONTACTS AND VISITS

ARTICLE XI

VISITATION POLICY

11.01 Visit Requests. The Chairman of the GSC shall designate at least one Outside Director, who shall have authority to review, approve, and disapprove requests for Visits to the Company by all personnel who represent any of the Affiliates, including all the directors, officers, employees, representatives, and agents of each. As used in this Agreement, the term “Visits” includes meetings at any location within or outside the United States, including but not limited to, any facility owned or operated by the Company or any of the Affiliates, and at the discretion of the GSC, may also include certain videoconferences and teleconferences. The designated Outside Director shall also have authority to review, approve, and disapprove requests for proposed Visits to any of the Affiliates by all personnel who represent the Company (including all of its directors, officers, employees, representatives, and agents, except for each Inside Director, if any, who is deemed to represent the Affiliates for purposes of this Agreement), as well as Visits between or among such personnel at other locations. Each visit by an Inside Director, if any, must be approved by the designated Outside Director, unless the visit is to attend Company Board meetings or Company Board committee meetings. A record of all visit requests, including the decisions to approve or disapprove, and information regarding consummated Visits, such as the date, place, personnel involved, and summary of material discussions or communications, shall be maintained by the designated Outside Director and shall be periodically reviewed by the GSC and DCSA.

11.02 Approval of Visit Requests. Except for certain Routine Business Visits, as defined in Section 11.05 below, all Visits must be approved in advance by one of the Outside Directors designated by the GSC Chairman to act on such matters. All requests for Visits shall be submitted or communicated to the FSO for routing to the designated Outside Director. Although strictly social Visits at other locations between Company and Affiliate personnel are not prohibited, written reports of such Visits must be submitted after the fact to the FSO for filing with, and review by, the designated Outside Director and the GSC. Visits that exceed 30 consecutive business days or that cumulatively exceed 200 days in a single year shall also require DCSA Risk Mitigation Officer approval.

11.03 Procedure for Approval of Visit Requests. A written request for approval of a visit must be submitted to the FSO prior to the date of the proposed visit. The GSC will establish in the Company’s visitation procedures reasonable standards for the Company in connection with the lead times required for requests and notifications required under this section. If a written request cannot be accomplished within the GSC approved timeframe because of an unforeseen exigency, the request may be promptly communicated to the FSO and immediately confirmed in writing; however, the FSO may refuse to accept any request submitted with less than the required advance notice if the FSO determines that there is insufficient time to consider the request. The GSC shall determine what constitutes an unforeseen exigency for these purposes. The exact purpose and justification for the visit must be set forth in detail sufficient to enable one of the designated Outside Directors to make an informed decision concerning the proposed visit, and the FSO may refuse to accept any request that the FSO believes lacks sufficient information. Each proposed visit must be individually justified and a separate approval request must be submitted for each.

11.04 The FSO shall advise one of the designated Outside Directors of a request for approval of a visit (other than a bona fide request for a Routine Business Visit, defined below) as soon as practicable after receipt of the written request. The designated Outside Director shall evaluate the request as soon as practicable after receiving it and may approve or disapprove the request, or disapprove the request pending submission of additional information by the requester. The Outside Director’s decision shall be communicated to the requester by any means, but it shall be confirmed in writing, when practicable, at least one day prior to the date of the proposed visit, but in no event later than six (6) calendar days after its receipt by the FSO. A chronological file of all documentation associated with meetings, visitations, and communications (e.g., contact reports), together with records of approvals and disapprovals, shall be maintained by the FSO for inspection by DCSA. During each GSC meeting, the Outside Directors shall review such documentation filed since the last meeting to ensure adherence to approved procedures by the requesters and the designated Outside Director and to verify that sufficient and proper justification has been furnished for approved Visits.

11.05 Routine Business Visits.

(a) Routine Business Visits, as defined in Section 11.05.b. below, may be approved by the FSO, in the FSO’s discretion, without advance approval by one of the designated Outside Directors. Requests for Routine Business Visits must be submitted in writing and in advance to the FSO, and shall state the basis upon which the requester deems the visit to be a Routine Business Visit. Such requests must include sufficient information to enable the FSO to make an informed decision concerning the proposed visit. The FSO, in the FSO’s discretion, may refuse to accept any request that the FSO believes lacks sufficient information and may refer any request to the designated Outside Director for evaluation, notwithstanding its designation as a Routine Business Visit request. Any request that the FSO believes is not properly characterized as a Routine Business Visit shall be referred to the designated Outside Director, who shall evaluate the request in accordance with the terms of this Agreement.

(b) “Routine Business Visits” are those that pertain only to the commercial aspects of the Company’s business, are made in connection with the regular day-to-day business operations of the Company, and do not involve Company Principals, senior officials of the Affiliates, the transfer or receipt of classified information or Export Controlled Information, or activities bearing upon the Company’s performance of its classified contracts. Routine Business Visits may include:

(i) Visits for the purpose of discussing or reviewing such commercial subjects as the following: company performance versus plans or budgets; inventory; accounts receivable; accounting and financial controls; and implementation of business plans and technical development programs;

(ii) Visits of the kind made by commercial suppliers regarding the solicitation of orders, the quotation of prices, or the provision of products and services on a commercial basis;

(iii) Visits concerning fiscal, financial, or legal matters necessary for compliance with the requirements of any foreign or domestic governmental authority responsible for regulating or administering the public issuance of, or transactions involving, stocks and securities; and

(iv) Visits concerning marketing and technical activities relating to the import or export of products necessary for compliance with the regulations of U.S. departments or agencies, including but not limited to the Departments of Defense, Commerce, State, and Treasury.

11.06 Special Provision Concerning Subsidiaries. Anything foregoing to the contrary notwithstanding, the notice and approval of visitation restrictions contemplated in this Agreement shall not apply to Visits between the Company and its subsidiaries. However, Visits between the Company’s subsidiaries and any Affiliate shall be subject to the visitation approval procedures set forth herein.

11.07 Discretion to Alter Notice or Approval Requirements. Notwithstanding the above, the GSC, in its reasonable business discretion and consistent with its obligation to safeguard classified information and Export Controlled Information in the Company’s possession, may with the approval of DCSA:

(a) designate specific categories of visit requests other than those enumerated above as Routine Business Visits not requiring the advance approval of the designated Outside Director; or

(b) determine that, due to extraordinary circumstances involving the security of classified information and/or Export Controlled Information, certain types of Visits that might otherwise be considered Routine Business Visits under the terms of this Agreement are to be allowed only with the advance approval of the designated Outside Director.

11.08 Quarterly GSC Meetings. The Chairman of the GSC shall provide, to the extent authorized by this Agreement, for regular quarterly meetings of the GSC. At the discretion of the GSC, representatives of the Affiliates and the Company’s management personnel may be invited to attend.

11.09 Maintenance of Records for DCSA Review. A chronological file of all visit requests, reports of Visits, and contact reports, together with appropriate approvals or disapprovals pursuant to this Agreement shall be maintained by the GSC for review by DCSA.

REMEDIES

ARTICLE XII

- DOD REMEDIES

12.01 Reservation of Rights. The DoD reserves the right to impose any security safeguard not expressly contained in this Agreement that the DoD believes is necessary to ensure that the Affiliates are denied unauthorized access to classified information and Export Controlled Information (e.g., failure to timely deliver an acceptable FOCI compliance program described in Section 7.07 may result in the immediate invalidation of each applicable facility security clearance (“FCL”)).

12.02 Authority of Agencies of the U.S. Government. Nothing contained in this Agreement shall limit or affect the authority of the head of a U.S. Government agency (as defined at 5 U.S.C. § 552(f)) to deny, limit or revoke the Company’s access to classified information and Export Controlled Information under its jurisdiction if the national security of the United States requires such action.

12.03 Remedies for Material Breach. The Parties hereby assent and agree that the U.S. Government has the right, obligation and authority to impose any or all of the following remedies in the event of a material breach of any term of this Agreement:

(a) the novation of the Company’s classified contracts to another contractor. The costs of which shall be borne by the Company;

(b) the termination of any classified contracts being performed by the Company and the denial of new classified contracts for the Company;

(c) the revocation of the Company’s facility security clearance;

(d) the suspension or debarment of the Company from participation in all Federal government contracts in accordance with the provisions of the Federal Acquisition Regulations; or

(e) the suspension or restriction of any or all visitation privileges.

12.04 Criminal Sanctions. Nothing in this Agreement limits the right of the U.S. Government to pursue criminal sanctions against the Company, any Affiliate, or any director, officer, employee, representative, or agent of any of these companies, for violations of the criminal laws of the United States in connection with their performance of any of the obligations imposed by this Agreement, including but not limited to, any violations of 18 U.S.C. § 287 or 18 U.S.C. § 1001.

ADMINISTRATION

ARTICLE XIII

NOTICES

13.01 All notices required or permitted to be given to the Parties shall be given by mailing the same in a sealed postpaid envelope, via registered or certified mail (return receipt requested), or by sending the same by courier or facsimile (but if by facsimile, confirmed by mail), addressed as shown below, or to such other addressees as the Parties may designate from time to time pursuant to this Section:

For the Company:	BETA Technologies, Inc. 1150 Airport Drive South Burlington, VT 05403

For the Foreign Shareholder:	QIA Industrials Holding LLC Ooredoo Tower (Building 14) Al Dafna Street (Street 801), Al Dafna (Zone 61) Doha, Qatar

For DCSA:	Defense Counterintelligence and Security Agency Deputy Assistant Director, Office of Entity Vetting 27130 Telegraph Rd. Quantico, VA 22134

ARTICLE XIV

INCONSISTENCIES WITH OTHER DOCUMENTS OR AGREEMENTS

14.01 In the event that any resolution, regulation or bylaw of any of the Parties to this Agreement is found to be inconsistent with any provision hereof, the terms of this Agreement shall control. This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements among them with respect to the subject matter hereof, whether written, oral, or implied.

ARTICLE XV

GOVERNING LAW; CONSTRUCTION

15.01 Governing Law. This Agreement shall be implemented so as to comply with all applicable U.S. laws and regulations. To the extent consistent with the rights of the United States and not in conflict with this Agreement or applicable securities statutes and regulations, the laws of the State of Delaware, regardless of the principles of conflicts of laws thereof, shall apply to questions concerning the rights, powers, and duties of the Company and the Affiliates under, or by virtue of, this Agreement.

15.02 Construction. In all instances consistent with the context, nouns and pronouns of any gender shall be construed to include the other gender.

15.03 Headings. The headings contained in this Agreement are for reference purposes only and do not in any way affect the meaning or interpretation of the provisions hereof.

TERMINATION

ARTICLE XVI

TERMINATION, AMENDMENT AND INTERPRETATIONS OF THIS AGREEMENT

16.01 This Agreement may only be terminated by DCSA as follows:

(a) in the event of the sale of the Company or all its Shares to a company or person not under FOCI;

(b) when DCSA determines that existence of this Agreement is no longer necessary to maintain a facility security clearance for the Company;

(c) when DCSA determines that continuation of a facility security clearance for the Company is no longer necessary;

(d) when DoD determines that there has been a material breach of this Agreement (including failure to timely deliver an acceptable FOCI compliance program described in Section 7.07) or of any relevant foreign investment risk mitigation obligation imposed by the Committee on Foreign Investment in the United States or when DoD otherwise determines that termination is in the national interest;

(e) when the Foreign Shareholder and the Company for any reason and at any time, petition DCSA to terminate this Agreement. However, DCSA has the right to receive full disclosure of the reason(s) therefor, and has the right to determine, in its sole discretion, whether such petition should be granted; or

(f) for any reason upon or following the date that is five (5) years from the effective date of this Agreement.

16.02 Expiration. After five (5) years from the Effective Date of this Agreement, if this Agreement is not otherwise terminated pursuant to Section 16.01 above, this Agreement shall continue in successive thirty (30) day periods until such time as the Parties execute a revised, restated or alternative agreement effectively mitigating FOCI at the Company. Foreign Shareholder and the Company jointly shall notify DCSA no later than ninety (90) days prior to the running of the five (5) year term with a proposed revised, restated or alternative agreement and shall include with such proposal a detailed description of the FOCI. The Parties agree to negotiate a revised, restated or alternative agreement in conformance with U.S. Government industrial security policy in good faith and to use Best Efforts to execute such agreement expeditiously.

16.03 Notice of Termination. If DoD determines that this Agreement should be terminated for any reason, DCSA shall provide the Company and the Foreign Shareholder with thirty (30) days written advance notice of its intent and the reasons therefor.

16.04 Reasons for Continuation or Discontinuation of Agreement. Except as provided in Sections 16.01 and 16.02 above, DoD is expressly prohibited from causing a continuation or discontinuation of this Agreement for any reason other than the national security of the United States.

16.05 Amendments. This Agreement may be amended by an agreement in writing executed by all the Parties.

16.06 Questions Concerning Interpretation or Permissibility of Activities. The Parties agree that any questions concerning the interpretation of this Agreement, or whether a proposed activity is permitted hereunder, shall be referred to DCSA, and DoD shall serve as the final decision-maker of such matters.

ARTICLE XVII

PLACE OF FILING

17.01 Filing and Availability for Inspection of Agreement. Until the termination of this Agreement, one original counterpart shall be filed at the principal office of the Company, located in Vermont, and such counterpart shall be open to the inspection of the Foreign Shareholder during normal business hours.

EXECUTION

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of such counterparts shall together constitute but one and the same instrument.

[SIGNATURES ON NEXT PAGES]

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement, which shall not become effective until duly executed by the DoD.

FOR BETA Technologies, Inc.

/s/ Brian Dunkiel
Name: Brian Dunkiel
Title: General Counsel

FOR QIA Industrials Holding LLC

/s/ Khaled Sultan Al-Rabban
Name: Khaled Sultan Al-Rabban
Title: Director

FOR THE DEPARTMENT OF DEFENSE

/s/ Matthew T. Kitzman
Name: Matthew T. Kitzman
Title: Deputy Assistant Director, Office of Entity
Vetting Defense Counterintelligence and Security
Agency

ATTACHMENTS

A.	Resolutions of the Company Establishing Security Procedures and Authorizing Special Security Agreement

B.	Resolutions Excluding Foreign Shareholder From Access to classified information and Authorizing Special Security Agreement

C.	Outside Director Certificate

D.	Government Security Committee Member Certificate

E.	Inside Director Certificate

F.	Cleared Officer Certificate